Toni Prezzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports First Quarter 2019 Results

BURLINGAME, California, May 15, 2019 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a first quarter net loss of $1.3 million, or $(0.85) per share, compared to net income $0.3 million, or $0.22 per share, for the first quarter of 2018.  First quarter 2019 results reflect the combined operations of AeroCentury and its subsidiary, JetFleet Holding Corp. (“JetFleet”), which was acquired on October 1, 2018.

The results for the first quarter ended March 31, 2019 included $1.4 million of impairment provisions related to two older off-lease turboprop aircraft and a spare engine, all of which were written down to their estimated sales values.  The Company expects the sales of these aircraft and engine to occur in the second quarter of 2019.  First quarter 2019 results also included a one-time, non-cash charge of $0.4 million related to the Company’s interest rate swaps, which is included in interest expense.  The first quarter of 2018 included $1.1 million of maintenance reserves revenue resulting from payments received during the first quarter of 2018 from a lessee that returned three leased aircraft to the Company in 2017.

“Despite the reported loss for the first quarter, there were significant positive developments for the Company that create stepping stones for the Company’s future success,” stated Michael Magnusson, AeroCentury’s President.

“First, we are indeed beginning to see the benefits of our acquisition of JetFleet in terms of cost reductions reflected in our first quarter results, and continue to expect this transaction will prove accretive to the Company’s earnings in the long term.  As a unified portfolio and management company, our results going forward now present an integrated view of the Company’s business, cost management, and financial performance, which we believe gives our shareholder base and potential new investors better insight into the Company’s business.

Second, the renewal, in February, of our revolving credit facility to February 2023, together with the refinancing of six of our aircraft with non-recourse term loans with a new lender that same month, has freed up availability of acquisition financing under our credit facility.

Third, the Company took a major step in the first quarter in furtherance of  its fleet modernization program.  We currently have three remaining older turboprop aircraft being held for sale, but we expect to sell two of them in the second quarter of 2019, and as a result of that anticipated sale, we were required to write down the book value on those two aircraft to their sales price.”

First Quarter 2019 Highlights and Comparative Data
•	Net loss was $1.3 million compared to the $3.8 million loss in the preceding quarter and net income of $0.3 million a year ago.
•	EBITDA[1] was $4.4 million compared to $1.9 million in the preceding quarter and $5.7 million a year ago.
•
Average portfolio utilization was 98% during the first quarter of 2019, compared with 95% in the preceding quarter.  The increase was a result of the sale of off-lease aircraft during 2018.  Average portfolio usage was 90% during the first quarter of 2018.  The year-over-year increase was a result of the net effect of the acquisition of two aircraft during the second quarter of 2018 and sales of off-lease assets during 2018.

•
Total revenue and other income increased 18% to $7.6 million for the first quarter of 2019, compared to $6.4 million in the preceding quarter.  The increase from the preceding quarter was a result of gains on sale of aircraft during the first quarter, compared to losses on sales of aircraft in the fourth quarter of 2018.  Total revenue and other income decreased 4% from $7.9 million in the first quarter a year ago, as a result of lower maintenance reserves revenue, the effect of which was partially offset by increases in operating lease revenue and gains on sale of aircraft.

o
Operating lease revenue remained steady at $7.1 million in the first quarter of 2019, approximately the same as the fourth quarter of 2018, and increased 11% from $6.5 million in the first quarter of 2018.  The year-to-year change reflects assets purchased during 2018.

o	The Company recorded no maintenance reserves revenue in the first quarter of 2019 or fourth quarter of 2018 and $1.1 million in the first quarter of 2018.
o
During the first quarter of 2019, the Company recognized $1.4 million of asset impairments on three assets held for sale, based on estimated sales proceeds.  The Company expects to sell all three assets during the second quarter of 2019.  During the fourth quarter of 2018, the Company recognized $1.0 million loss on sale of an aircraft.  During the first quarter of 2018, the Company recognized $8,200 in losses from disposal of assets.

•
Total expenses decreased 9% to $9.2 million from $10.1 million in the preceding quarter.  Although the first quarter of 2019 included higher asset impairments and interest expense, including a one-time, non-cash charge related to the Company’s interest rate swaps, the increases in such expenses were less than the settlement loss recorded in the fourth quarter of 2018 in connection with the acquisition of JetFleet on October 1, 2018.  Total expenses increased 25% from $7.4 million in the year-ago quarter, primarily due to asset impairments and higher interest expense, the effects of which were partially offset by a $0.5 million decrease in salaries, employee benefits and professional fees and other compared to the pre-Merger management fees and professional fees and other incurred in the year-ago quarter.

•	Book value per share was $25.59 as of March 31, 2019, compared to $26.71 at December 31, 2018 and $33.66 a year ago.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of twenty-two aircraft, spread over nine different aircraft types.  Sixteen of the aircraft, comprised of thirteen regional jets and three turboprops, are held for lease.  Three additional regional jets and three turboprops are held under sales-type or direct finance leases.  The Company also has one engine and five turboprop aircraft that are held for sale, two of which are being sold in parts.  The current customer base comprises nine customers operating in eight countries.

1 EBITDA is a non-GAAP measure.  See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (a) the expectation that the Company’s acquisition of JetFleet Holding Corp. will be accretive to the Company’s earnings in the long term; (b) the anticipated sale of two turboprops and an engine in the second quarter of 2019, and (c) the Company’s continued pursuit of a fleet modernization program.  The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to (a)  unanticipated increases in costs and expenses in connection with management of the Company; (b) a substantial change in the character of the aircraft portfolio or the status of aircraft lessees such that management of the portfolio would require additional expenditures of human and other resources; (c) failure of the Company to reach a final definitive agreement and consummate the sale of the two older turboprops and an engine due to the failure of either party to meet conditions precedent for the purchase and sale of the aircraft or the engine .   The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that May Affect Future Results and Liquidity" in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company as of the date hereof and speak only as of such date. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. For these reasons, readers are cautioned not to place undue reliance on forward-looking statements.

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018

Operating lease revenue	$7,148	$7,177	$6,463
Maintenance reserves revenue[2]	-	-	1,050
Finance lease revenue	236	249	379
Gain/(loss) on disposal of assets	179	(1,034)	(8)
Other income	4	4	1
	7,567	6,396	7,885

Depreciation	3,201	3,217	2,942
Interest	2,912	2,419	2,254
Professional fees and other	1,004	1,141	680
Salaries and employee benefits	599	592	-
Maintenance costs	107	231	91
Management fees	-	-	1,447
Provision for impairment	1,408	-	-
Settlement loss	-	2,527	-
	9,231	10,127	7,414

(Loss)/income before income taxes	(1,664)	(3,731)	471

Income tax (benefit)/provision	(356)	103	154

Net (loss)/income	$(1,308)	$(3,834)	$317

(Loss)/earnings per share:
Basic	$(0.85)	$(2.48)	$0.22
Diluted	$(0.85)	$(2.48)	$0.22

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,416,699
Diluted	1,545,884	1,545,884	1,416,699

2 Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.  The quarter ended March 31, 2018 included $1.1 million of maintenance reserves revenue resulting from payments received by the Company during the first quarter of 2018 from a lessee that returned three leased aircraft to the Company in 2017.

Condensed Consolidated Balance Sheets
(in thousands) (Unaudited)

ASSETS
	March 31,	December 31,
	2019	2018

Cash and cash equivalents	$8,045	$1,543
Securities	121	121
Accounts receivable	5,131	3,967
Finance leases receivable	14,249	15,251
Aircraft, net of accumulated depreciation	174,311	184,020
Assets held for sale	10,135	10,223
Property, equipment and furnishings, net of accumulated depreciation	69	69
Lease right of use, net of accumulated amortization	1,373	-
Favorable lease acquired, net of accumulated amortization	-	863
Deferred tax asset	315	255
Prepaid expenses and other assets	365	840
Total assets	$214,114	$217,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$412	$1,026
Accrued payroll	100	79
Notes payable and accrued interest, net of unamortized debt issuance costs	131,231	131,092
Derivative liability	941	-
Lease liability	574	-
Maintenance reserves	25,797	28,527
Accrued maintenance costs	667	463
Security deposits	3,053	3,368
Unearned revenues	4,595	3,275
Deferred income taxes	7,020	7,537
Income taxes payable	172	497
Total liabilities	174,562	175,864

Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
Retained earnings	26,232	27,540
Accumulated other comprehensive income	(428)	-
Treasury stock	(3,037)	(3,037)
Total stockholders’ equity	39,552	41,288
Total liabilities and stockholders’ equity	$214,114	$217,152

Use of Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax (benefit)/provision.  The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP.  This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or any other measure of financial performance calculated and presented in accordance with GAAP.  Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business.  The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Reconciliation of Net (loss)/income to EBITDA:
Net (loss)/income	$(1,308)	$(3,834)	$317
Depreciation	3,201	3,217	2,942
Interest	2,912	2,419	2,254
Income tax (benefit)/provision	(356)	103	154
EBITDA:	4,449	1,905	5,667

Transmitted on Globenewswire on May 15, 2019 at 4:00 a.m. PDT.